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                                                                    Exhibit 99.4



                         CONSENT SOLICITATION AGREEMENT

                           EDISON MISSION HOLDINGS CO.
                         EME HOMER CITY GENERATION L.P.

                                                      November 16, 2001


CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue
New York, New York  10010-3629

LEHMAN BROTHERS INC.
101 Hudson Street
Jersey City, New Jersey  07302


Dear Ladies and Gentlemen:

      1. THE CONSENT SOLICITATION. Edison Mission Holdings Co., a California corporation ("EMH"), intends to engage in a registered solicitation (together with any amendments and extensions thereof, the "SOLICITATION") of consents (the "CONSENTS") of the holders (the "HOLDERS") of EMH's 8.137% Senior Secured Bonds due 2019 (the "2019 BONDS") and EMH's 8.734% Senior Secured Bonds due 2026 (the "2026 BONDS," and together with the 2019 Bonds, the "BONDS") to (i) certain amendments to and waivers of the Indenture, dated as of May 27, 1999, between EMH and The Bank of New York (as successor to United States Trust Company of New
York), as trustee (the "TRUSTEE"), relating to the Bonds (the "INDENTURE"), (ii) an authorization of the Trustee to give its consent, as the representative of the Holders under the Collateral Agency and Intercreditor Agreement (the "COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT"), dated as of March 18, 1999, among EMH, Edison Mission Finance Co. ("FINANCECO"), Homer City Property Holdings, Inc. ("PROPERTYCO"), EME Homer City Generation L.P., a Pennsylvania limited partnership ("EME HOMER CITY"), Mission Energy Westside, Inc. ("ME WESTSIDE"), Chestnut Ridge Energy Company ("CHESTNUT RIDGE" and, collectively with EME Homer City, FinanceCo, PropertyCo and ME Westside, the "SUBSIDIARY GUARANTORS"), the Trustee and Citicorp USA, Inc., as Administrative Agent, to amend certain security documents entered into in connection with the Bonds and
(iii) upon receipt of Consents in respect of at least a majority in aggregate principal amount of the Bonds (the "REQUISITE CONSENTS"), a registered exchange offer by EME Homer City under the Securities Act of 1933, as amended, whereby the Bonds will become pass-through bonds (the "PASS-THROUGH BONDS") issued by Newco (as defined below) entitled to receive payments made in respect of secured lease obligation notes, in each case on the terms and subject to the conditions set forth in the consent solicitation statement, a form of which forms a part of the Registration Statement (as defined below), and related consent form (as the same may be amended or supplemented from time to time, the "CONSENT FORM"), a form of which is attached as Exhibit 99.1 to the Registration Statement. Holders who validly deliver Consents before the Expiration Date (as defined in the Statement) will be entitled to receive a fee in consideration of their Consent, as set forth in the Statement (the "CONSENT PAYMENT"). The final consent solicitation statement included in the Registration Statement (i) including (A) any documents incorporated by reference

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therein and (B) any exhibits or annexes thereto and (ii) as the same may be amended or supplemented from time to time, is referred to herein as the "STATEMENT," except that if the final consent solicitation statement furnished to the Solicitation Agents (as defined below) for use in connection with the Solicitation differs from any consent solicitation statement set forth in the Registration Statement (whether or not such consent solicitation statement is required to be filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended), the term "Statement" shall refer to the final consent solicitation statement furnished to the Solicitation Agents for such use, (i) including (A) any documents incorporated by reference therein and (B) any exhibits or annexes thereto and (ii) as the same may be amended or supplemented from time to time. The Statement, the Consent Form, the Registration Statement, the related letters from the Solicitation Agents to securities brokers, dealers, commercial banks, trust companies and other nominees, the related letters to beneficial owners of the Bonds, all statements and other documents filed or to be filed with any federal, state or local governmental or regulatory agency or authority and such other documents (including, but not limited to, any advertisements, press releases or summaries relating to the Solicitation) as EMH, EME Homer City or Edison Mission Energy, a Delaware corporation, the parent of EMH ("EME"), may authorize for use in connection with the Solicitation, as amended or supplemented from time to time and in their final form, are collectively referred to as the "SOLICITATION MATERIALS."

      Payment of principal of, premium, if any, and interest on the Bonds have been unconditionally guaranteed (the "SUBSIDIARY GUARANTEES"), jointly and severally, together with certain other senior indebtedness of EMH, on a senior secured basis by each of the Subsidiary Guarantors. EMH and the Subsidiary Guarantors pledged substantially all of their assets and cash flow as collateral for the Bonds. In addition, EME (collectively with the Subsidiary Guarantors, the "GUARANTORS") entered into a credit support guarantee, dated as of March 18, 1999, as amended by Amendment No. 1 thereto, dated as of May 27, 1999, pursuant to which EME has guaranteed, up to a maximum of $42 million, the payment of debt service on the Bonds and certain other senior debt under certain conditions until December 31, 2001. EMH, EME Homer City, Newco (as defined below) and the Guarantors are collectively referred to herein as the "EME PARTIES."

      In connection with the Solicitation, EMH and EME Homer City intend to restructure the existing ownership of the three coal-fired electric generating units and related facilities (the "FACILITIES") currently owned by EME Homer City by entering into a sale-leaseback transaction, subject to, among other things, receiving the Requisite Consents, as follows: (i) EME Homer City will assume EMH's obligations under the Bonds pursuant to an assumption agreement,
(ii) the obligations of EMH, FinanceCo, PropertyCo, ME Westside, Chestnut Ridge and EME Homer City under the Bonds will be released; (iii) EME Homer City will sell a percentage of an undivided interest in the Facilities (each, an "UNDIVIDED INTEREST") to each of eight newly formed special purpose Delaware limited liability companies (each, an "OWNER LESSOR") to be established pursuant to a limited liability company agreement among each of the respective independent managers and each of eight beneficiaries (each, an "OWNER PARTICIPANT"), in exchange for cash consideration and the agreement to assume on a non-recourse basis by each Owner Lessor of its pro rata share of EME Homer City's obligations under the Bonds, with the cash portion of the purchase price of each Undivided Interest being contributed to each Owner Lessor as an equity investment by the Owner Participant; (iv) each Owner Lessor will lease its Undivided Interest back to EME Homer City pursuant to a facility lease (each, a "LEASE"), with

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the Undivided Interests being sold by and leased back to EME Homer City aggregating 100% of the Facilities; (v) on behalf of each Owner Lessor, Homer City Funding LLC, a new stand-alone, single-purpose, bankruptcy remote Delaware limited liability company ("NEWCO"), will assume such Owner Lessor's obligations to assume the Bonds in exchange for an aggregate principal amount of lessor notes (equal in amount to the aggregate principal amount of Bonds outstanding) (the "LESSOR NOTES") to be issued on a non-recourse basis by each Owner Lessor, which will be issued pursuant to an indenture (each, a "LEASE INDENTURE"), between the Owner Lessor and The Bank of New York, not in its individual capacity but solely as holder representative under the Lease Indenture (the "LEASE INDENTURE TRUSTEE"); (vi) the Lessor Notes will be payable from and secured by, among other things, a first mortgage lien on and a security interest in the Owner Lessor's Undivided Interest and the Owner Lessor's rights under its Lease, including the right to all payments of basic rent and a security interest in a debt service reserve account for the benefit of the holders of the Pass-Through Bonds to be funded by a letter of credit from a credit provider with a combined capital surplus of at least $1 billion and whose long-term unsecured debt is rated "A" or higher by Standard & Poor's Rating Services ("S&P") or "A2" or higher by Moody's Investors Services, Inc. ("MOODY'S") (an "ACCEPTABLE CREDIT PROVIDER") (all of the foregoing constituting a "LEASE INDENTURE ESTATE"); (vii) Newco will grant a security interest in its rights as the holder of the Lessor Notes to the Trustee for the benefit of the holders of the Pass-Through Bonds; and (viii) each Lease will be structured so that basic rent payments made by EME Homer City will be in such amounts and at such times as will be sufficient to provide for the payment of all principal of, premium, if any, and interest, as scheduled, on the Lessor Notes to be issued and outstanding under the applicable Lease Indenture, and the Lessor Notes will require that payments be made by each Owner Lessor in such amounts and at such times as will be sufficient, in the aggregate, to provide for the payment of all principal, premium, if any, and interest on the Pass-Through Bonds. EME Homer City will use the net proceeds from the sale of the Undivided Interests to repay existing bank indebtedness of EMH in full, with the excess to be transferred to EME. In connection with these transactions, eight separate participation agreements will be entered into by EME Homer City, the applicable Owner Lessor, the applicable Owner Manager, the applicable Owner Participant, Newco, the Lease Indenture Trustee, the Trustee and The Bank of New York, as Security Agent (the "SECURITY AGENT") (collectively, the "PARTICIPATION AGREEMENTS").

      2. APPOINTMENT AS SOLICITATION AGENTS. EMH and EME Homer City hereby engage and appoint Credit Suisse First Boston Corporation ("CSFB") and Lehman Brothers Inc. ("LEHMAN BROTHERS") as exclusive financial advisors and solicitation agents in connection with the Solicitation (in such capacities, each a "SOLICITATION AGENT"), and EMH and EME Homer City hereby authorize CSFB and Lehman Brothers to act as such in connection with the Solicitation. Nothing in this Consent Solicitation Agreement (the "AGREEMENT") shall constitute either Solicitation Agent a partner or joint venturer with EMH or any of its subsidiaries. On the basis of the representations and warranties and agreements of EMH and EME Homer City contained in this Agreement and subject to and in accordance with the terms and conditions hereof, each of CSFB and Lehman Brothers, severally and not jointly, agrees in accordance with its customary practice to perform those services in connection with the Solicitation as are customarily performed by investment banking concerns in connection with transactions of a like nature, including, but not limited to: using its reasonable best efforts to solicit delivery of Consents pursuant to the Solicitation, communicating with brokers, dealers, banks, trust companies, nominees and other persons, including Holders of the Bonds, with respect to the

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Solicitation, and providing certain financial advisory services to EMH and EME
Homer City in connection with the Solicitation.

      3. NO LIABILITY FOR ACTS OF BROKERS, DEALERS, BANKS, TRUST COMPANIES, NOMINEES AND OTHERS. Neither CSFB nor Lehman Brothers shall have any liability for any loss, claim, damage, liability or expense (each, a "LOSS") owed to EMH, EME Homer City or any of EMH's or EME Homer City's affiliates or subsidiaries for any act or omission on the part of any broker or dealer in securities (other than CSFB, in the case of CSFB, and Lehman Brothers, in the case of Lehman Brothers), bank, trust company, nominee or any other person, and neither CSFB nor Lehman Brothers shall be liable for any Losses arising from its own acts or omissions in performing its obligations as Solicitation Agent except for any Loss determined in a final judgment by a court of competent jurisdiction to have resulted directly from any such acts or omissions undertaken or omitted to be taken by CSFB or Lehman Brothers, as the case may be, through its bad faith, fraud, gross negligence or willful misconduct. In soliciting or obtaining deliveries of Consents, each of EMH and EME Homer City hereby acknowledges that each of CSFB, as Solicitation Agent, and Lehman Brothers, as Solicitation Agent, is acting as an independent contractor and shall not be deemed to be acting as the agent of EMH or EME Homer City or as the agent of any broker, dealer, bank, trust company, nominee or other person and no broker, dealer, bank, trust company, nominee or other person shall be deemed to be acting as the agent of CSFB, Lehman Brothers, EMH, EME Homer City or any of EMH's or EME Homer City's affiliates or subsidiaries. In addition, neither EMH nor EME Homer City or any of their respective affiliates or subsidiaries shall be deemed agents of CSFB, as Solicitation Agent, or Lehman Brothers, as Solicitation Agent. The obligations of the Solicitation Agents under this Agreement are several and not joint. No Solicitation Agent shall be liable for any acts or omissions of the other Solicitation Agent.

      4. THE SOLICITATION MATERIALS; COMMENCEMENT; WITHDRAWAL.

      (a) Each of EMH and EME Homer City hereby (i) agrees to furnish each Solicitation Agent with as many copies as such Solicitation Agent may reasonably request of the final forms of the Solicitation Materials, any amendments to the Registration Statement or the other Solicitation Materials, the preliminary consent solicitation statement, if any, and, upon the request of either Solicitation Agent, any other documents filed or to be filed with any federal, state or local governmental or regulatory agency or authority, any stock exchange or any court in connection with the Solicitation or the other Transactions (as defined below), (ii) authorizes each Solicitation Agent to use copies of the Solicitation Materials in connection with the Solicitation and
(iii) acknowledges that the Solicitation Materials have been, or will be, prepared and approved by EMH and EME Homer City and are EMH's and EME Homer City's sole responsibility with respect to their accuracy and completeness. Each of CSFB and Lehman Brothers hereby agrees that it will not disseminate any written materials in connection with the Solicitation other than the Solicitation Materials or information otherwise authorized by EMH or EME Homer City and will provide no oral information that is not contained in, or consistent with, the Solicitation Materials.

      (b) EMH hereby represents and warrants that it will commence the Solicitation as soon as practicable after the Effective Date (as defined below) by publicly announcing its commencement and by distributing, mailing, or causing to be mailed on its behalf, copies of the

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Statement, the Consent Form and related materials to the Holders of record for delivery and, where necessary, to the beneficial holders of the Bonds known or identified to EMH or EME Homer City (the date of such announcement and of the commencement of such distribution, the "COMMENCEMENT DATE").

      (c) Each of EMH and EME Homer City hereby represents and agrees that no solicitation material in addition to the Solicitation Materials, each of which shall be in the form which has been approved by CSFB and Lehman Brothers, will be used in connection with the Solicitation or filed with any federal, state or local governmental or regulatory agency or authority, including the Securities and Exchange Commission (the "COMMISSION"), by or on behalf of EMH or EME Homer City without CSFB's and Lehman Brothers' prior approval, which approval will not be unreasonably withheld or delayed. In the event that (i) EMH or EME Homer City uses or permits the use of any such solicitation material in connection with the Solicitation or files any such solicitation material with any such federal, state or local governmental or regulatory agency or authority without CSFB's and Lehman Brothers' prior approval which approval shall not be unreasonably withheld or delayed, (ii) EMH or EME Homer City withdraws, terminates or cancels the Solicitation or (iii) if at any time CSFB or Lehman Brothers shall determine that any condition set forth in Section 9 shall not be satisfied in any material respect, then CSFB and Lehman Brothers (A) shall have a reasonable period of time after discovering or being informed of such event to elect whether to continue to act as Solicitation Agent and shall be entitled to withdraw as Solicitation Agent in connection with the Solicitation without any liability or penalty to CSFB, Lehman Brothers or any other person defined in Section 11 as an "Indemnified Person," (B) shall be entitled promptly to receive the payment of all fees and expenses payable to it under this Agreement which have accrued to the date of such withdrawal or which otherwise thereafter become payable and (C) shall continue to be entitled to the indemnification and contribution provisions contained in Section 11. If a Solicitation Agent shall withdraw pursuant to the foregoing, the other Solicitation Agent shall have the right, but not the obligation, exercisable in its sole discretion, to continue as a Solicitation Agent hereunder, in which event this Agreement shall remain in full force and effect with respect to such Solicitation Agent and all fees payable hereunder accruing after the date of such withdrawal shall be payable solely to such Solicitation Agent.

      (d) EMH expressly reserves the right to amend, with the prior consent of the Solicitation Agents, or terminate the Solicitation and not to accept any Consent Form not theretofore accepted in accordance with the conditions of the Solicitation set forth in the Statement under the caption "The Consent Solicitation." EMH or EME Homer City, as the case may be, will give oral (confirmed by writing) or written notice of any amendment, termination or nonacceptance to the Solicitation Agents as promptly as practicable.

      5. COMPENSATION. Subject to the provisions of Section 4, EMH and EME Homer City hereby jointly and severally agree to pay, or cause to be paid, to each of CSFB and Lehman Brothers as compensation for its respective services as Solicitation Agent, a fee equal to $4,000,000 total ($2,000,000 each), with such fee being payable on the date on which the closing of the Transactions occurs (the "CLOSING DATE").

      6. REIMBURSEMENT OF EXPENSES AND PAYMENT OF OTHER COSTS. (a) EMH and EME Homer City hereby jointly and severally agree (i) to pay all expenses in connection with

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the preparation, printing, filing, mailing and publishing of the Solicitation
Materials, (ii) to reimburse each Solicitation Agent in connection with its services as Solicitation Agent for any reasonable expenses incurred by such Solicitation Agent in connection with the preparation, printing, filing, mailing and publishing of the Solicitation Materials and for all reasonable out-of-pocket and internal expenses incurred by such Solicitation Agent, as Solicitation Agent, including, without limitation, the fees and disbursements of the Solicitation Agents' legal counsel, Simpson Thacher & Bartlett, (iii) to pay, or cause to be paid, all Consent Payments to the Holders, (iv) to pay all fees and expenses of the Depositary (as defined below) and the Information Agent (as defined below), in each case, in connection with the Solicitation, (v) to pay all fees and expenses of the Lease Indenture Trustee and the Trustee, (vi) to pay any fees payable to brokers, dealers, banks, trust companies and nominees as reimbursement for their customary mailing and handling expenses incurred in forwarding the Solicitation Materials to their customers, if any, (vii) to pay all fees and expenses of any accountants, (viii) to pay or reimburse each Solicitation Agent for any reasonable marketing expenses in connection with the transactions contemplated by this Agreement and the other Operative Documents (as defined in each Participation Agreement), including, without limitation, all travel expenses of the Solicitation Agents and EMH's and EME Homer City's officers and employees and other expenses of EMH, EME Homer City and the Solicitation Agents in connection with attending and hosting meetings with Holders and making sales force calls and all expenses incurred in connection with the preparation of Bloomberg presentations, (ix) to pay all expenses in connection with distributing the preliminary Statement and the Statement (including any amendments or supplements thereto) to the Solicitation Agents and the Holders, (x) to pay any fees charged by investment rating agencies for the reaffirmation of the ratings of the Bonds and the Pass-Through Bonds and the ratings of the debt securities of EME after giving effect to the Transactions,
(xi) to pay any filing fees and other expenses (including fees and disbursements of counsel) incurred in connection with the qualification of the Pass-Through Bonds and the determination of their eligibility for investment under the laws of such jurisdictions as any Solicitation Agent designates and the printing of memoranda relating thereto, (xii) to pay any advertising and public relations charges pertaining to the Solicitation and the related transactions and (xiii) to pay all other expenses incidental to the Solicitation and the performance of their obligations under this Agreement, except as set forth in Section 6(b) below. EMH and EME Homer City shall promptly reimburse each Solicitation Agent for all amounts owing under clauses (ii) and (viii) of this Section after such expenses have been made or have accrued and an invoice therefor has been sent by such Solicitation Agent to EMH or EME Homer City, which may be sent from time to time as such expenses are made or accrued, whether or not the Solicitation is consummated and in addition to the amounts owing to such Solicitation Agent under Section 5. EMH and EME Homer City shall pay, or cause to be paid, the Consent Payment on the Expiration Date or within five Business Days thereafter to the Holders who consent in the manner as described in the Statement.

      (b) Without limiting Section 6 of this Agreement, the Solicitation Agents, with the prior written consent of EMH, which consent shall not be unreasonably withheld or delayed, and at the Solicitation Agents' expense, may place an "image tombstone" announcement in any newspapers and periodicals as they may choose, after the completion of the Transactions, stating that CSFB and Lehman Brothers acted as Solicitation Agents in connection with the Solicitation.


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      7. THE DEPOSITARY; THE INFORMATION AGENT; NOTEHOLDER LISTS. (a) EMH (i)
has arranged for The Bank of New York to serve as depositary in connection with the Solicitation (the "DEPOSITARY"), (ii) will arrange for the Depositary to advise CSFB and Lehman Brothers daily as to such matters as CSFB or Lehman Brothers may reasonably request, including the aggregate principal amount of Bonds in connection with which Consents have been delivered pursuant to the Solicitation and (iii) will arrange for the Depositary to be responsible for the payment of the Consent Payment at the direction of EMH and EME Homer City to the Holders in connection with the Solicitation pursuant and subject to the Statement.

      (b) EMH has arranged for D.F. King & Co., Inc. to serve as information agent in connection with the Solicitation (the "INFORMATION AGENT") and to perform services in connection with the Solicitation that are customary for an information agent.

      (c) EMH and EME Homer City will provide, or will cause the Information Agent to provide (to the extent such information has been provided to, has been obtained by or is available to the Information Agent), CSFB and Lehman Brothers with the security listing position (or other available cards or lists) containing the names and addresses of, and the aggregate principal amount of Bonds held by, the Holders as of a recent date and will use its reasonable best efforts to cause CSFB and Lehman Brothers to be advised, from time to time as CSFB or Lehman Brothers may request, during the period of the Solicitation as to any transfers of record of Bonds. In addition, EMH and EME Homer City hereby authorize CSFB and Lehman Brothers to communicate with the Trustee, the Depositary and the Information Agent with respect to matters relating to the Solicitation and to cause the Information Agent or the Depositary, as the case may be, to advise CSFB and Lehman Brothers daily as to such matters as CSFB or Lehman Brothers may reasonably request, including, to the extent available, the aggregate principal amount of Bonds in connection with which Consents have been delivered pursuant to the Solicitation.

      8. REPRESENTATIONS AND WARRANTIES OF EMH AND EME HOMER CITY. Each of EMH and EME Homer City jointly and severally represents and warrants to and jointly and severally agrees with each of CSFB and Lehman Brothers, that:

      (a) A registration statement on Form S-4 (File No. 333-70068) with respect to the Pass-Through Bonds, of which a form of the Statement forms a part, (i) has been prepared by EMH and EME Homer City in conformity with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "SECURITIES ACT") and (ii) has been filed with the Commission under the Securities Act. EMH and EME Homer City shall request acceleration of the effectiveness of the Registration Statement and shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. The date on which the Commission shall declare the Registration Statement effective shall be referred to as the "EFFECTIVE DATE." Such registration statement, including any amendments or supplements thereto and all documents incorporated by reference therein, is hereinafter referred to as the "REGISTRATION Statement."

      (b) The Registration Statement and the Statement conform and any further amendments or supplements to the Registration Statement or the Statement will conform, in each

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case, on the respective dates thereof and at all times from the Commencement
Date through and including the later of the Closing Date and the Expiration Date, in all material respects to the requirements of the Securities Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the "TRUST INDENTURE ACT"), and the Registration Statement, the Statement and all other Solicitation Materials (including any documents incorporated therein by reference) and any further amendments or supplements to the Registration Statement, the Statement or any other Solicitation Materials, on the respective dates thereof and at all times from the Commencement Date through and including the later of the Closing Date and the Expiration Date do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that no representation is made as to statements contained in the Registration Statement, the Statement or the other Solicitation Materials furnished in writing by or on behalf of CSFB or Lehman Brothers relating to CSFB or Lehman Brothers as Solicitation Agent specifically for inclusion therein.

      (c) Each EME Party is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority (corporate or other) to own, lease and operate its respective properties and to conduct its respective business as presently conducted, and each EME Party is duly registered and qualified to conduct its business and is in good standing as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify or to be in good standing would not have a material adverse effect on
(i) the condition (financial or other), business, properties or results of operations of EME Homer City and its subsidiaries, taken as a whole, (ii) on the ability of any EME Party to perform its obligations under this Agreement, each of the Operative Documents or any other material document to be entered into in connection with the Transactions (as defined below) (collectively, the "TRANSACTION DOCUMENTS") to which it is or will be a party, or (iii) on the ability of EMH and EME Homer City to perform their respective obligations hereunder or on the ability of any EME Party to effectuate the Transactions (a "MATERIAL ADVERSE EFFECT"). All of the issued and outstanding shares of capital stock, other equity interests or partnership interests of each EME Party have been duly authorized and validly issued and are fully paid and nonassessable; and the capital stock or other equity interests of each subsidiary of EMH are wholly owned by EMH, directly or through subsidiaries, free and clear from liens, adverse claims, security interests, encumbrances and defects except (i) as set forth on any UCC lien searches provided to the Solicitation Agents on or prior to the date hereof, (ii) the pledges made to secure the Bonds in connection with the original issuance thereof and (iii) defects which will not have a Material Adverse Effect.

      (d) Each of EMH and EME Homer City has all necessary power and authority to execute, deliver and perform this Agreement and, on the Closing Date, each EME Party will have all necessary power and authority to execute, deliver and perform their obligations under the Operative Documents and the Transaction Documents to which it is or will be a party, and on the Commencement Date, each of EMH and EME Homer City will have all necessary power and authority to commence the Solicitation and on the Closing Date, will have all necessary power

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and authority to consummate the Solicitation, including, but not limited to, effecting the proposed amendments to the Indenture as set forth in the Statement by the execution and delivery by Newco of a first amended and restated indenture between Newco and the Trustee amending and restating the Indenture (the "AMENDED AND RESTATED INDENTURE"), by amending the Security Documents (as defined in each Participation Agreement), as set forth in the Statement and by paying, or causing to be paid, the Consent Payment in connection with the Solicitation, in each case, pursuant to the Solicitation Materials, and to consummate the other transactions contemplated by this Agreement and by the Statement and the other Solicitation Materials, including, without limitation, the exchange of the Bonds for the Pass-Through Bonds and the execution, delivery and performance of the Operative Documents and the Transaction Documents to which it is or will be a party (collectively, the "TRANSACTIONS"); and on the Closing Date, all necessary action will have been duly taken by each EME Party to authorize the making, execution, delivery, performance and consummation, as the case may be, of the Operative Documents and the Transactions.

      (e) This Agreement has been duly authorized, executed and delivered by each of EMH and EME Homer City, is a valid and legally binding agreement of EMH and EME Homer City and, assuming that this Agreement is the valid and legally binding obligation of CSFB and Lehman Brothers, is enforceable against EMH and EME Homer City in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

      (f) On the Closing Date, each Operative Document and each Transaction Document will have been duly authorized by each EME Party that will be a party thereto and will be duly executed and delivered by each EME Party that is or will be a party thereto, and assuming that such Operative Document or Transaction Document is the valid and legally binding obligation of the parties thereto (other than any EME Party), will be a valid and legally obligation of such EME Party, enforceable against such EME Party in accordance with its terms, except in each case to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

      (g) The documents incorporated by reference in the Statement or the Registration Statement, as of each of their respective filing dates, complied as to form, and any further documents so filed and incorporated by reference in the Statement or the Registration Statement or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will comply as to form, in each case in all material respects with the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder (collectively, the "EXCHANGE ACT") and the Securities Act, as the case may be.


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                                                                              10


      (h) The execution, delivery, performance, making and consummation, as the case may be, of the Transactions will comply in all material respects with all applicable requirements of law, including the Securities Act, the Exchange Act, the Trust Indenture Act and any applicable rules or regulations of any governmental or regulatory agency or authority, including, without limitation, those of the Commission.

      (i) The execution, delivery, performance, making and consummation, as the case may be, of the Transactions will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute an event of default (or an event which, with or without notice or lapse of time, or both, as the case may be would constitute an event of default) under, (i) the certificate of incorporation, by-laws, limited partnership agreement, limited liability company agreement or similar organizational documents of any EME Party, (ii) any material loan or credit agreement, indenture, including, without limitation, the Indenture (provided the Requisite Consents are executed with respect to the proposed amendments to and waivers of the Indenture on or prior to the Closing Date), mortgage, note, deed of trust or other material agreement or instrument of EME, Mission Energy Holding Company ("MISSION Energy") or any EME Party or to which any of its or their respective assets or properties is subject (provided in all cases, other than in the case of the execution, delivery or performance of this Agreement and the commencement of the Solicitation, that the necessary amendments, consents or waivers have been received on or prior to the Closing Date, other than amendments, consents or waivers, which, if not received, would not have a Material Adverse Effect, and the proceeds from the sale of the Facilities are used as set forth in "Use of Proceeds" in the Statement), (iii) any judgment, order, decree, law, statute, rule or regulation of any court, governmental or regulatory agency or authority to which EME, Mission Energy or any EME Party is a party or by which EME, Mission Energy or any EME Party or any of its assets or properties is bound or (iv) result in the creation or imposition of any lien, charge, claim or encumbrance on any material asset or property of EME, Mission Energy or any EME Party (a "MATERIAL ASSET"), except, in the cases of clauses (ii), (iii) and (iv) above, where such violation, breach or conflict could not reasonably be expected to have a Material Adverse Effect.

      (j) No EME Party is (i) in violation of its certificate of incorporation, by-laws, limited partnership agreement, limited liability company agreement or similar organizational documents, (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute a default under any material loan or credit agreement, indenture, including, without limitation, the Indenture, mortgage, note, deed of trust or other material agreement or instrument of any EME Party or to which any of its or their respective assets or properties is subject, which default would have a Material Adverse Effect or
(iii) in violation of any judgment, order, decree, law, statute, rule or regulation of any court, governmental or regulatory agency or authority to which any EME Party is a party or by which any EME Party or any Material Asset is subject or bound, which violation would have a Material Adverse Effect.

      (k) There are no amendments, consents or waivers necessary for the commencement of the Solicitation or the execution, delivery or performance of this Agreement, and on the Closing Date, all necessary amendments, consents or waivers with respect to the execution, delivery, performance, making and consummation of the rest of the Transactions will have been received and will be in full force and effect, other than amendments, consents or waivers, which, if not received, would not have a Material Adverse Effect.

      (l) No consent, authorization or approval, or filing with (other than the filing of the Statement pursuant to Rule 424(b) of the Securities Act), exemption, registration, qualification or other action with any federal, state or local governmental or regulatory agency, court or authority is required in connection with the execution, delivery, performance, making and consummation, as the case may be, by EME, Mission Energy or any EME Party of the Transactions, other than (i) those which shall have been made or obtained on or prior to the Commencement Date with respect to the commencement of the Solicitation and the execution, delivery or performance of this Agreement, and (ii) with respect to the execution, delivery, performance, making and consummation of the rest of the Transactions, as applicable, those which shall have been made or obtained on or prior to the Closing Date, those that are set forth in the Statement, those which could not reasonably be expected to have a Material Adverse Effect and those set forth in the Participation Agreements, including the schedules thereto.

      (m) There are no actions, lawsuits, claims or governmental or administrative proceedings or investigations pending (including any stop order, restraining order or denial of an application for approval), or to the best knowledge of EMH and EME Homer City, threatened against EME, Mission Energy or any EME Party or to which any Material Assets are subject, including, without limitation, any audit by the Internal Revenue Service, which would, if adversely determined, affect or impair the execution, delivery, performance, making or consummation, as the case may be, of the Transactions or which would be reasonably likely to have a Material Adverse Effect, other than as set forth in, or incorporated by reference into, the Statement.

      (n) The Indenture has been duly authorized, executed and delivered by EMH and, assuming that the Indenture is the valid and legally binding obligation of the Trustee, constitutes a valid and legally binding obligation of EMH, enforceable against EMH in accordance with its terms except as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

      (o) The security interests purported to be created by the Security Documents in favor of the holders of the Lessor Notes will, on the Closing Date, constitute valid, legally binding and enforceable liens and security interests in the collateral described therein.

      (p) The security interests purported to be created by the Security Documents in favor of the Owner Lessors will, on the Closing Date, constitute valid, legally binding and enforceable liens and security interests in the collateral described therein.

      (q) The security interests purported to be created by the Security Documents in favor of the holders of the Pass-Through Bonds will, on the Closing Date, constitute valid, legally binding and enforceable liens and security interests in the collateral described therein.

      (r) Each Lessor Note when duly authorized and duly executed and delivered by the applicable Owner Lessor, and when duly authenticated by the Lease Indenture Trustee, all in accordance with the terms of the related Lease Indenture, will be duly issued under such related

Lease Indenture and, when delivered to Newco in accordance with the terms of such Lease Indenture, will constitute a valid and legally binding obligation of the applicable Owner Lessor, enforceable against the applicable Owner Lessor in accordance with its terms except as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing; and Newco, as the holder of each such Lessor Note, will be entitled to the benefits of the related Lease Indenture (assuming the due execution and delivery thereof by the Owner Lessor, the Lease Indenture Trustee and the Security Agent and assuming the truth and accuracy of the representations, if any, of each Owner Lessor as set forth in the Participation Agreements (other than with respect to the representations made in this Section 8(r))).

      (s) Each Pass-Through Bond when duly authorized, executed and delivered by Newco and when duly authenticated by the Trustee in accordance with the terms of the Amended and Restated Indenture, will be duly issued under the Amended and Restated Indenture and, when exchanged for a Bond in like principal amount in accordance with the terms of the Solicitation, will constitute a valid and legally binding obligation of Newco, enforceable against Newco in accordance with its terms, except as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and
(iii) an implied covenant of good faith and fair dealing; and each Pass-Through Bond will be entitled to the benefits and security as provided for in the Amended and Restated Indenture (assuming the due execution and delivery thereof by the Trustee).

      (t) Upon the due authorization, execution and delivery of the assumption agreement by and among EME Homer City, the Owner Lessors, The Bank of New York, as Trustee, and Newco, to be dated the Closing Date, the Bonds, as amended by the Proposals (as defined in the Statement) will constitute valid and legally binding obligations of Newco entitled to the benefits of the Amended and Restated Indenture, enforceable against Newco in accordance with their terms, except in each case as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and
(iii) an implied covenant of good faith and fair dealing.

      (u) Upon execution and delivery of the assumption agreement by and among EMH, FinanceCo, The Bank of New York, as Trustee, The Bank of New York, as Collateral Agent, and EME Homer City, to be dated the Closing Date, relating to the assumption of the Bonds by EME Homer City, the Bonds will constitute valid and legally binding obligations of EME Homer City entitled to the benefits of the Indenture, enforceable against EME Homer City in accordance with their terms, except in each case as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

      (v) The Indenture, the Amended and Restated Indenture, the Bonds, the Pass-Through Bonds and all other Operative Documents and Transaction Documents conform in all material respects to the descriptions thereof contained in the Statement, and the Indenture complies and the Amended and Restated Indenture will comply in all material respects with the Trust Indenture Act.

      (w) All of the representations and warranties of each EME Party contained in each Participation Agreement, which are being given on the Closing Date, are incorporated by reference in this Agreement as if set forth herein, and will be true and correct as if made by such EME Party on and as of the date of such agreements.

      (x) There are no contracts or other documents which are required to be described in the Statement or filed as exhibits to the Registration Statement by the Securities Act or by the rules and regulations of the Commission thereunder, which have not been described in the Statement or filed as exhibits to the Registration Statement or incorporated therein by reference as permitted by the rules and regulations of the Commission.

      (y) The accountants, Arthur Andersen LLP, whose report is included or incorporated by reference in the Registration Statement and who have certified certain financial statements of EMH, EME Homer City and their subsidiaries, are and were, during the period covered by its report, independent public accountants as required by the Securities Act.

      (z) The financial statements and information included in or incorporated by reference into the Statement present fairly the financial position of EMH, EME Homer City and their consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and comply as to form with the applicable accounting requirements of the Securities Act; and the schedules incorporated by reference into the Statement present fairly the information required to be stated therein; and the other historical financial information and data included in or incorporated by reference into the Statement are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of EMH, EME Homer City and their subsidiaries and present fairly, on the basis stated in the Registration Statement and the Statement, the information shown therein; and the information contained in the Statement that constitutes "forward-looking statements" within the meaning of Section 21E(i)(l) of the Exchange Act has been prepared on the basis of EMH's and EME Homer City's best current judgments and estimations as to future operating plans and results; and with respect to any pro forma financial information included in the Registration Statement and Statement, such pro forma financial information complies as to form in all material respects with Regulation S-X under the Securities Act; and the assumptions used in preparing the pro forma financial information included in the Statement, if any, provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

      (aa) Except as disclosed in the Statement, including the financial statements incorporated by reference into the Statement, since the date of the latest audited financial statements of EMH, EME Homer City and any of EMH's other subsidiaries, neither EMH, EME Homer City or any such subsidiary has incurred any liability or obligation, direct or contingent, or entered into any transaction, in each case not in the ordinary course of business, that is material to EME Homer City and there has been no Material Adverse Effect, nor, to EMH's or EME Homer City's knowledge, any development or event involving a prospective Material Adverse Effect, and, except as disclosed in or contemplated by the Statement, including the financial statements incorporated by reference into the Statement, since the date of such financial statements there has been no (i) dividend or distribution of any kind declared, paid or made by EMH or EME Homer City on any class of its equity capital, (ii) issuance of securities by EMH or EME Homer City or (iii) material increase in short-term or long-term debt of EMH or EME Homer City.

      9. CONDITIONS TO COMMENCEMENT AND THE SOLICITATION AGENT'S OBLIGATIONS. Each of CSFB's and Lehman Brothers' obligation to act as Solicitation Agent shall at all times be subject to the performance by EMH and EME Homer City of their obligations herein and to the following additional conditions, it being understood that each Solicitation Agent may determine in its sole discretion whether such conditions have been satisfied and may exercise any rights or remedies with respect thereto without regard to whether the other Solicitation Agent has exercised its rights or remedies:

      (a) At all times from the Commencement Date, to and including the later of the Closing Date and the Expiration Date, EMH's and EME Homer City's representations and warranties contained herein shall be true and correct and each of EME and EME Homer City shall have performed all of its respective agreements contained in this Agreement and as set forth in the Solicitation Materials theretofore required by it to have been performed; and the Solicitation Agents shall have received certificates to those effects, dated the Commencement Date, signed by the Chief Executive Officer or President and the Chief Financial Officer or Treasurer of EMH and the Chief Executive Officer or President and the Chief Financial Officer or Treasurer of EME Homer City. Each of EMH and EME Homer City acknowledges that each of CSFB's and Lehman Brothers' agreement to act, or to continue to act, as Solicitation Agent at a time when it knows or is in a position to know that any such representation, warranty and agreement is or may be untrue or incorrect or not performed, as the case may be, shall be without prejudice to its right subsequently to cease so to act by reason of such untruth, incorrectness or nonperformance, as the case may be.

      (b) At all times from the Commencement Date, to and including the later of the Closing Date and the Expiration Date, no stop order or restraining order shall have been issued and no action, lawsuit, claim or governmental or administrative proceeding shall have been commenced or, to the best of EMH's or EME Homer City's knowledge, threatened with respect to the Solicitation or the other Transactions before any court, agency or other governmental regulatory body of any jurisdiction that either CSFB or Lehman Brothers, in good faith after consultation with counsel, believes renders it inadvisable for CSFB or Lehman Brothers to continue to act hereunder as Solicitation Agent.

      (c) The Registration Statement shall have been declared effective under the Securities Act and at all times from the Commencement Date, to and including the later of the Closing Date and the Expiration Date, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission.

      (d) EMH will furnish to CSFB and Lehman Brothers on the Commencement Date
(i) an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to EMH and EME Homer City, addressed to CSFB and Lehman Brothers, in form and substance satisfactory to the Solicitation Agents, (ii) an opinion of Morgan, Lewis & Bockius LLP, Pennsylvania counsel to EME Homer City, addressed to CSFB and Lehman Brothers, in form and substance satisfactory to the Solicitation Agents, and (iii) an opinion of the in-house counsel of EMH and EME Homer City, addressed to CSFB and Lehman Brothers, in form and substance satisfactory to the Solicitation Agents, in each case with customary exceptions and qualifications in form and substance satisfactory to the Solicitation Agents.

      (e) At all times from the Commencement Date, to and including the later of the Closing Date and the Expiration Date, there shall exist no conditions that would constitute an Event of Default under the Indenture and on the Closing Date, there shall exist no conditions that would constitute a Lease Event of Default under any Lease or a Lease Indenture Event of Default under any Lease Indenture (or an event that with notice or the lapse of time, or both, would constitute an Event of Default, Lease Event of Default or Lease Indenture Event of Default).

      (f) No Solicitation Agent shall have discovered and disclosed to EMH or EME Homer City on or at any time from the Commencement Date, to and including the later of the Closing Date and the Expiration Date that the Registration Statement, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the opinion of Simpson Thacher & Bartlett, counsel to the Solicitation Agents, is material or omits to state a fact which, in the opinion of such counsel, is material and is necessary to make the statements, in light of the circumstances under which they were made, not misleading.

      (g) On or prior to the Commencement Date, (i) S&P shall have delivered to EMH and EME Homer City a preliminary ratings indication, setting forth a rating of "BBB-" with respect to the Pass-Through Bonds, (ii) Moody's shall have delivered to EMH and EME Homer City a preliminary ratings indication, setting forth a rating of "Baa3" with respect to the Pass-Through Bonds and (iii) neither of S&P nor Moody's shall have announced that it has under surveillance or review, with possible negative implications, its rating of the Bonds or the debt securities of EME.

      (h) On the Commencement Date, each of EMH and EME Homer City shall have furnished to the Solicitation Agents (i) a copy of the resolutions of its governing board or committees thereof, certified by the Secretary or Assistant Secretary of such entity, duly authorizing the execution, delivery and performance of the Transactions, this Agreement and each other Operative Document and Transaction Document to which it is or will be a party and any other documents executed by or on behalf of it in connection with the transactions contemplated thereby; (ii) certified copies of its organizational documents; and (iii), if applicable, certified copies of powers-of-attorney, if any, pursuant to which officers of such entity shall execute this Agreement and each other Operative Document or Transaction Document to which it is or will be a party and any other documents executed by or on behalf of it in connection with the transactions contemplated thereby.

      (i) On the Commencement Date, the Solicitation Agents shall have received a letter, addressed to the Solicitation Agents and dated the Commencement Date, of Arthur Andersen LLP in form and substance satisfactory to the Solicitation Agents concerning the financial information with respect to EMH and EME Homer City set forth or incorporated by reference in the Statement and confirming that they are independent public accountants with respect to EMH and EME Homer City as required by the Securities Act.

      All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Solicitation Agents.

      10. ADDITIONAL AGREEMENTS. In addition to the other agreements of EMH and EME Homer City contained elsewhere in this Agreement, each of EMH and EME Homer City hereby agrees and acknowledges, as applicable, that:

      (a) Until the later of the Closing Date and the Expiration Date, it will advise CSFB and Lehman Brothers promptly of any of the following upon knowledge thereof: (i) the occurrence of any event which may cause EMH and EME Homer City to withdraw, terminate or cancel the Solicitation or would permit EMH and EME Homer City to exercise any right not to pay for Consents validly delivered pursuant to the Solicitation, (ii) the occurrence of any event or the discovery of any fact, the occurrence or existence of which it believes would require the making of any material change in the Solicitation Materials then being used or would cause any statement, representation or warranty contained in this Agreement or in any of the Solicitation Materials to be untrue or inaccurate in any material respect, (iii) any proposal or requirement to amend or supplement the Solicitation Materials or to make any other filing pursuant to any applicable law, regulation or other rule, (iv) the effectiveness of the Registration Statement and of the issuance by the Commission of any stop order with respect to the Registration Statement or the institution by the Commission of any stop order proceedings in respect of the Registration Statement, and it will use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued, (v) the date on which the Statement shall have been filed with the Commission pursuant to Rule 424(b),
(vi) the issuance by the Commission or any other governmental or regulatory agency or authority of any comment or order concerning the Solicitation, (vii) any material development in connection with the Solicitation or the other transactions contemplated by the Statement, (viii) the receipt by EMH or EME Homer City of any notification with respect to the suspension of the qualification of the Bonds or the Pass-Through Bonds for sale in any jurisdiction or the institution or threatening of a proceeding for such purpose or (ix) any other information relating to the Solicitation which CSFB or Lehman Brothers may from time to time reasonably request.

      (b) In the event that EMH or EME Homer City is required, or considers it advisable, to amend or supplement the Solicitation Materials or make any additional filings with any governmental or regulatory agency or authority, it shall not make such amendment or supplement or filing without CSFB's and Lehman Brothers' prior approval, which shall not be unreasonably withheld or delayed.

      (c) It will, at its own expense, file and disseminate, as required, any necessary amendments or supplements to the Solicitation Materials and other documents that are filed with any governmental or regulatory agency or authority relating to the Solicitation, and it will promptly furnish to CSFB and Lehman Brothers an accurate and complete copy of each such amendment or supplement upon the filing thereof.

      (d) It will arrange for the qualification of the Pass-Through Bonds for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Solicitation Agents may designate and will maintain such qualifications in effect so long as required.

      (e) It will comply with the Securities Act and the Exchange Act relating to the Solicitation to the extent applicable.

      (f) It will perform its agreements and obligations set forth in or contemplated by the Solicitation Materials, including, but not limited to, paying the Consent Payment in accordance with and subject to the terms and conditions of the Solicitation if all conditions precedent thereto have been met and furnishing the Trustee any officers' certificates or other documents required or reasonably requested by the Trustee in connection with the execution and delivery of the Amended and Restated Indenture by the Trustee.

      (g) In performing the services contemplated by this Agreement, CSFB and Lehman Brothers will be relying on the information furnished by EMH, EME Homer City, its respective officers, attorneys and other agents and information available from generally recognized public sources without independent verification.

      (h) Each of EMH and EME Homer City hereby jointly and severally agrees that it will pay, or cause to be paid, promptly, in accordance with the terms and subject to the conditions of the Solicitation as set forth in the Solicitation Materials and this Agreement, the Consent Payment relating to the Solicitation and EMH and EME Homer City will pay, or will cause to be paid, all related fees and expenses they are obligated to pay under the Transaction Documents, including, but not limited to, fees and expenses payable hereunder.

      (i) Neither EMH nor EME Homer City will take any action (or permit any of its subsidiaries or cause any of its affiliates to take any action and will use its reasonable best efforts to ensure that its affiliates do not take any action) to cause Newco to be subject to an entity-level tax.

      (j) Each of EMH and EME Homer City (i) shall provide to the Solicitation Agents on the Closing Date each of the Closing Date Documents (as defined below) and (ii) agrees that they will not consummate the Transactions unless and until all of the following conditions are satisfied:

      (1) On the Closing Date, (i) all of EMH's and EME Homer City's representations and warranties contained herein shall be true and correct and each of EME and EME Homer City shall have performed all of the agreements contained in this Agreement and as set forth in the Solicitation Materials theretofore required by it to have been performed and (ii) all of EMH's and EME Homer City's representations and warranties contained in each Participation Agreement shall be true and correct and each of EMH and EME Homer City shall have performed all of the agreements contained in each Participation Agreement theretofore required by it to have been performed, and with respect to (i) and (ii) the Solicitation Agents shall have received certificates to those effects, dated the Closing Date, signed by the Chief Executive Officer or President and the Chief Financial Officer or Treasurer of EMH and the Chief Executive Officer or President and the Chief Financial Officer or Treasurer of EME Homer City.

      (2) On the Closing Date, no stop order or restraining order shall have been issued and no action, lawsuit, claim or governmental or administrative proceeding shall have been commenced or, to the best of EMH's or EME Homer City's knowledge, threatened with respect to the Solicitation or the other Transactions before any court, agency or other governmental regulatory body of any jurisdiction that CSFB or Lehman Brothers, in good faith after consultation with counsel, believes renders it inadvisable for CSFB or Lehman Brothers to continue to act hereunder as Solicitation Agent.

      (3) On the Closing Date, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission.

      (4) On the Closing Date, EMH shall have furnished to CSFB and Lehman Brothers, (i) an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to EMH and EME Homer City, which shall also cover certain matters with respect to Newco, addressed to CSFB and Lehman Brothers, in form and substance satisfactory to the Solicitation Agents, (ii) an opinion of Morgan, Lewis & Bockius LLP, Pennsylvania counsel to EME Homer City, addressed to CSFB and Lehman Brothers, in form and substance satisfactory to the Solicitation Agents, and (iii) an opinion of the in-house counsel of EMH and EME Homer City, addressed to CSFB and Lehman Brothers, in form and substance satisfactory to the Solicitation Agents.

      (5) On the Closing Date, CSFB and Lehman Brothers shall have received the opinions of counsel described in each Participation Agreement to be delivered to EME Homer City or delivered by counsel to EME Homer City, in each case addressed to CSFB and Lehman Brothers.

      (6) On the Closing Date, there shall exist no conditions that would constitute an Event of Default under the Amended and Restated Indenture, a Lease Event of Default under any Lease or a Lease Indenture Event of Default under any Lease

      Indenture (or an event that with notice or the lapse of time, or both, would constitute an Event of Default, Lease Event of Default or Lease Indenture Event of Default).

      (7) No Solicitation Agent shall have discovered and disclosed to EMH or EME Homer City on or prior to the Closing Date that the Registration Statement, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the opinion of Simpson Thacher & Bartlett, counsel to the Solicitation Agents, is material or omits to state a fact which, in the opinion of such counsel, is material and is necessary to make the statements, in light of the circumstances under which they were made, not misleading.

      (8) The Solicitation Agents shall have received a copy of the mortgagee's title insurance policy (or policies) or marked up conditional title binder (or binders) for such insurance dated the Closing Date and in favor of the Security Agent.

      (9) With respect to the letter of Arthur Andersen LLP delivered to the Solicitation Agents pursuant to Section 9(i) (the "INITIAL LETTER"), the Solicitation Agents shall have received a letter (as used in this paragraph, the "BRING-DOWN letter") of such accountants, addressed to the Solicitation Agents and dated as of the Closing Date (i) confirming that they are independent public accountants with respect to EMH and EME Homer City as required by the Securities Act, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Statement, as of a date not more than two days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

      (10) On the Closing Date, (i)(A) S&P shall have delivered to EMH and EME Homer City a final rating letter, setting forth a rating of "BBB-" with respect to the Pass-Through Bonds and (B) Moody's shall have delivered to EMH and EME Homer a final rating letter, setting forth a rating of "Baa3" with respect to the Pass-Through Bonds, (ii) each of Moody's and S&P shall have delivered to EMH and EME Homer City a letter confirming the ratings of the debt securities of EME after giving effect to the Transactions and
      (iii) neither of Moody's nor S&P shall have announced that it has under surveillance or review, with possible negative implications, its rating of the Pass-Through Bonds or the debt securities of EME.

      (11) All Operative Documents, Transaction Documents and any other documents to be entered into in connection with the Transactions shall have been entered into by the parties thereto on the Closing Date, except for any OP Guarantee or any agreement with respect to Support Arrangements (as defined in each Participation Agreement) and the Solicitation Agents shall have been provided with counterparts, conformed as executed, thereof.

      (12) On the Closing Date, each EME Party shall have furnished to the Solicitation Agents (other than to the extent already provided pursuant to Section 9(h)) (i) a copy of the resolutions of its governing board or committees thereof, certified by the Secretary or Assistant Secretary of such entity, duly authorizing the execution, delivery and performance of the Transactions and each other Operative Document and Transaction Document to which it is or will be a party and any other documents executed by or on behalf of it in connection with the transactions contemplated thereby; (ii) certified copies of its organizational documents; and (iii), if applicable, certified copies of powers-of-attorney, if any, pursuant to which officers of such entity shall execute each Operative Document or Transaction Document to which it is or will be a party and any other documents executed by or on behalf of it in connection with the transactions contemplated thereby.

      (13) On the Closing Date, all amendments, waivers or consents as set forth on Schedule I attached hereto shall have been received and shall be in full force and effect.

The documents described in clauses (1), (4), (5), (8), (9), (10) and (12) are referred to in this Agreement as the "CLOSING DATE DOCUMENTS."

      11. INDEMNIFICATION AND CONTRIBUTION.

      (a) EMH and EME Homer City hereby jointly and severally agree to hold harmless and indemnify each Solicitation Agent and its affiliates and any officer, director, employee or agent of any Solicitation Agent or any such affiliates and any person controlling (within the meaning of Section 15 of the Securities Act and Section 20(a) of the Exchange Act) any Solicitation Agent or any such affiliates (collectively, the "INDEMNIFIED PERSONS") from and against any loss, claim, damage, liability and expense whatsoever (as incurred or suffered, and including, but not limited to, any and all legal or other expenses incurred in connection with investigating, preparing to defend or defending any lawsuit, claim or other proceeding, commenced or threatened, whether or not resulting in any liability, which legal or other expenses shall be reimbursed by EMH and EME Homer City promptly after receipt of any invoices therefor from any Solicitation Agent or such other Indemnified Person), (i) arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Solicitation Materials or in any other solicitation material used by EMH or EME Homer City or authorized by EMH or EME Homer City for use in connection with the Solicitation, or arising out of or based upon the omission or alleged omission to state in any such document a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance upon and in conformity with information relating to such Solicitation Agent, furnished by that Solicitation Agent in writing to EMH and EME Homer City expressly for use therein), (b) any withdrawal, termination or cancellation by EMH or EME Homer City of, or failure by EMH or EME Homer City to make or consummate, the Solicitation, (c) any actions taken or omitted to be taken by an Indemnified Person pursuant to this Agreement or with the consent of EMH or EME Homer City or in conformity with actions taken or omitted to be taken by EMH or EME Homer City or (d) any breach by EMH or EME Homer City of any representation or warranty, or any failure by

EMH or EME Homer City to comply with any agreement, contained in this Agreement or (ii) arising out of, relating to or in connection with or alleged to arise out of, relate to or be in connection with the Solicitation, any of the other Transactions or the performance of any Solicitation Agent's services as Solicitation Agent. However, EMH and EME Homer City will not be obligated to indemnify an Indemnified Person for any loss, claim, damage, liability or expense pursuant to clause (ii) of the preceding sentence, which has been determined in a final judgment by a court of competent jurisdiction to have resulted directly from the willful misconduct or gross negligence on the part of such Indemnified Person. The foregoing indemnity agreement is in addition to any liability which EMH or EME Homer City may otherwise have to the Indemnified Person or to any officer, employee or controlling person of the Indemnified Person.

      (b) If any lawsuit, claim or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against EMH or EME Homer City pursuant to this Section 11, such Indemnified Person shall promptly notify EMH or EME Homer City, as applicable, of the commencement of such lawsuit, claim or proceeding after receipt by such Indemnified Person of notice of such lawsuit, claim or proceeding; PROVIDED, HOWEVER, that the failure to so notify EMH and EME Homer City shall not relieve EMH or EME Homer City from any obligation or liability which it may have under this Section 11 except to the extent that it has been prejudiced in any material respect by such failure and in any event shall not relieve EMH or EME Homer City from any other obligation or liability which it may have to such Indemnified Person otherwise than under this Section 11. In case any such lawsuit, claim or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify EMH or EME Homer City, as applicable, of the commencement of such lawsuit, claim or proceeding, EMH or EME Homer City, as applicable, shall be entitled to participate in such lawsuit, claim or proceeding, and, after written notice from EMH and EME Homer City to such Indemnified Person, to assume the defense of such lawsuit, claim or proceeding with counsel of its choice at its expense; PROVIDED, HOWEVER, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of EMH or EME Homer City, as applicable, to assume the defense of such lawsuit, claim or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such lawsuit, claim or proceeding, and EMH and EME Homer City shall bear the fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses promptly after receipt of any invoice therefor from any Solicitation Agent) if (i) the use of counsel chosen by EMH or EME Homer City to represent such Indemnified Person would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such lawsuit, claim or proceeding include both an Indemnified Person and EMH or EME Homer City, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or in addition to those available to EMH or EME Homer City (in which case EMH and EME Homer City shall not have the right to direct the defense of such action on behalf of the Indemnified Person); (iii) EMH or EME Homer City shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of such Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of any such lawsuit, claim or proceeding; or (iv) EMH or EME Homer City shall authorize such Indemnified Person to employ separate counsel at the expense of EMH and EME Homer City. The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to any such lawsuit, claim or proceeding. Neither EMH nor EME Homer City shall be liable for any settlement of any lawsuit, claim or proceeding effected without its consent (which consent will not be unreasonably withheld), but if settled with such consent, each of EMH and EME Homer City jointly and severally agrees, subject to the provisions of this Section 11, to indemnify the Indemnified Person from and against any loss, damage or liability by reason of such settlement. EMH and EME Homer City agree to notify the Solicitation Agents promptly, or cause the Solicitation Agents to be notified promptly, of the assertion of any lawsuit, claim or proceeding against EMH or EME Homer City, any of its officers or directors or any person who controls any of the foregoing within the meaning of Section 15 of the Securities Act and Section 20(a) of the Exchange Act, arising out of or relating to the Solicitation. EMH and EME Homer City further agree that any settlement of a lawsuit, claim or proceeding against it arising out of or relating to the Solicitation or the consent to the entry of any judgment with respect to any pending or threatened lawsuit, claim or proceeding in respect of which indemnification or contribution may be sought under this Agreement (whether or not the Indemnified Person is an actual or potential party to such claim or action) shall include an explicit and unconditional release from the parties bringing such lawsuit, claim or proceeding of all Indemnified Persons who are or could have been a party to such lawsuit, claim or proceeding if such Indemnified Persons could have sought indemnification hereunder, which release shall be satisfactory to the Solicitation Agents and shall not contain a statement as to the fault, culpability or failure to act by or on behalf of an Indemnified Person.

      (c) EMH, EME Homer City and each Solicitation Agent agree that if any indemnification sought by any Indemnified Person which is or is related to such Solicitation Agent pursuant to this Section 11 is unavailable or is insufficient for any reason, other than that specified in the second sentence of Section 11(a), then (whether or not such Solicitation Agent is the Indemnified Person) EMH and EME Homer City, on the one hand, and such Solicitation Agent, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to EMH and EME Homer City, on one hand, and such Solicitation Agent, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities and expenses, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i) but also the relative faults of EMH and EME Homer City, on the one hand, and such Solicitation Agent, on the other, in connection with the matter giving rise to such losses, claims, damages, liabilities and expenses, and other equitable considerations, subject to the limitation that in any event such Solicitation Agent's aggregate contribution to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder shall not exceed the amount of fees actually received by such Solicitation Agent pursuant to this Agreement. It is hereby agreed by the parties hereto that the relative benefits to EMH and EME Homer City, on the one hand, and such Solicitation Agent, on the other hand, with respect to the Solicitation and the other Transactions shall be deemed to be in the same proportion as (i) the aggregate principal amount of the Bonds outstanding on the Commencement Date bears to (ii) the fees paid to such Solicitation Agent with respect to the Solicitation and the other Transactions pursuant to Section 5. It is further agreed that the relative faults of EMH and EME Homer City, on the one hand, and such Solicitation Agent, on the other hand, (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by EMH or EME Homer City, on the one hand, or by such Solicitation Agent, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by EMH or EME Homer City, on the one hand, or such Solicitation Agent, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to prevent such action or omission. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages, liabilities or expenses referred to in this Section shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending any such action or claim. The obligations of the Solicitation Agents to contribute hereunder are several and not joint and no Solicitation Agent (together with its related Indemnified Persons) shall be obligated to contribute an amount in excess of the fees paid to such Solicitation Agent hereunder.

      (d) In the event an Indemnified Person appears as a witness in any action brought by or on behalf of or against EMH or EME Homer City (other than an action brought by EMH or EME Homer City against any Indemnified Person or an action brought by an Indemnified Person against EMH or EME Homer City) in which such Indemnified Person is not named as defendant, EMH and EME Homer City jointly and severally agree to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

      (e) EMH and EME Homer City also agree that no Indemnified Person shall have any liability to EMH, EME Homer City or any person asserting claims on behalf of or in right of EMH or EME Homer City in connection with this Agreement or Lehman Brothers' and CSFB's acting as Solicitation Agents hereunder, except for liabilities determined in a final judgment by a court of competent jurisdiction to have resulted directly from any acts or omissions undertaken or omitted to be taken by such Indemnified Person through its or his, as the case may be, gross negligence or willful misconduct.

      (f) The foregoing rights to indemnification and contribution shall be in addition to any other rights which CSFB, Lehman Brothers and the other Indemnified Persons may have against EMH or EME Homer City under common law or otherwise.

      12. INDEMNIFICATION, REPRESENTATIONS AND WARRANTIES TO REMAIN OPERATIVE. The rights to indemnification and contribution contained in
Section 11 and the representations, warranties and agreements of EMH and EME Homer City set forth in this Agreement shall survive and remain operative and in full force and effect regardless of (a) the failure to commence the Solicitation, the consummation of the Solicitation, any withdrawal, termination or cancellation of the Solicitation for any reason whatsoever or any withdrawal by CSFB or Lehman Brothers pursuant to Section 4, (b) any investigation made by or on behalf of any party hereto or any person controlling any party hereto within the meaning of Section 15 of the Securities Act and Section 20(a) of the Exchange Act and (c) the completion of CSFB's and Lehman Brothers' services under this Agreement.

      13. TERMINATION. (a) This Agreement shall terminate upon the earliest to occur of (i) the consummation, termination, withdrawal or cancellation of the Solicitation by EMH, (ii) the withdrawal by both CSFB and Lehman Brothers as the Solicitation Agents pursuant to Section 4 hereof and (iii) the date that is one year from the date hereof; PROVIDED that, Sections 3, 5, 6, 8, 10(b), 10(c), 10(e), 10(f), 11, 12, 13, 16-22 hereof shall survive the termination of this Agreement.

      (b) Each of EMH and EME Homer City jointly and severally agrees that (i) if, at any time during the period beginning on the termination of this Agreement for any reason (other than pursuant to the consummation of the Solicitation where the fees set forth in Section 5 have been paid by EMH or EME Homer City to each Solicitation Agent) and ending twelve (12) months after the Expiration Date, EMH, EME Homer City or any of their respective affiliates or subsidiaries consummate a sale-leaseback or similar transaction relating to the Facilities or
(ii) if at any time prior to twelve months after the Expiration Date, EMH, EME Homer City or any of their respective affiliates or subsidiaries otherwise consummate a sale-leaseback or similar transaction relating to the Facilities and the fees set forth in Section 5 have not been paid by EMH or EME Homer City to the Solicitation Agents, EMH and EME Homer City shall jointly and severally pay to each of the Solicitation Agents an amount equal to the fees specified in
Section 5 above at the time of the consummation of such other transaction, PROVIDED that no such fees shall be payable to a particular Solicitation Agent if such Solicitation Agent shall decline to participate in such transaction after having been afforded an opportunity to do so on terms substantially equivalent to those set forth in this Agreement as reasonably determined by such Solicitation Agent.

      14. NOTICES. All notices and other communications required or permitted to be provided under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by facsimile with immediate telephonic confirmation or (c) sent by registered or certified mail, return receipt requested, postage prepaid, to the parties hereto as follows:

      (a)   if to CSFB:

                  Credit Suisse First Boston Corporation
                  Eleven Madison Avenue
                  New York, New York  10010-3629
                  Attention:  Transactions Advisory
                  Group
                  Facsimile:  (212) 325-8278
                  Telephone:  (212) 325-2107


            WITH A COPY TO:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  David Lieberman, Esq.
                  Facsimile:  (212) 455-2502

                  Telephone:  (212) 455-3545

      (b)   if to Lehman Brothers:

                  Lehman Brothers Inc.
                  101 Hudson Street
                  Jersey City, New Jersey  07302
                  Attention:  Liability Management Group
                  Facsimile:  (212) 455-2502
                  Telephone:  (212) 455-3328

            WITH A COPY TO:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  David Lieberman, Esq.
                  Facsimile:  (212) 455-2502
                  Telephone:  (212) 455-3545

            (c)   if to EMH or EME Homer City:

                  Edison Mission Holdings Co.
                  18101 Von Karman Avenue
                  Suite 1700
                  Irvine, California 92612-1046
                  Attention:  Treasurer
                  Facsimile:  (949) 752-5624
                  Telephone:  (949) 752-5588

            WITH A COPY TO:

                  Skadden, Arps, Slate, Meagher & Flom
                  LLP
                  Four Times Square
                  New York, New York 10036
                  Attention:  Robert Chilstrom, Esq.
                  Facsimile:  (212) 735-2000
                  Telephone:  (212) 735-3000



      Any party may alter the address or fax number to which communications or copies are to be sent by giving notice of such change of address or fax number in conformity with the provisions of this section for the giving of notice.

      15. MODIFICATIONS. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

      16. WAIVER OF JURY TRIAL. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES TO BE RENDERED BY CSFB OR LEHMAN BROTHERS HEREUNDER IS EXPRESSLY AND IRREVOCABLY WAIVED BY ALL PARTIES HERETO.

      17. GOVERNING LAW. THE TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of such counterparts, when so executed and delivered, shall be deemed to be an original, and all of such counterparts, taken together, shall constitute one and the same Agreement.

      19. SEVERABILITY. If any term or provision of this Agreement is deemed or rendered invalid or unenforceable in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

      20. SUCCESSORS. This Agreement is made solely for the benefit of CSFB, Lehman Brothers, EMH and EME Homer City and, to the extent expressed, the Indemnified Persons and, in each case, their executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

      21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by and among the parties hereto with respect to the subject matter thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      22. HEADINGS. The headings to sections contained in this Agreement are included for ease of reference only, and the parties hereto agree that they are not to be given substantive meaning or otherwise affect each party's rights and duties hereunder.

      23. JOINT OBLIGATIONS. The obligations of the Solicitation Agents hereunder are several and not joint.

      [THE REST OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY; THE SIGNATURE PAGE FOLLOWS.]

      Please indicate each of Lehman Brothers' and CSFB's willingness to act as Solicitation Agent and each of Lehman Brothers' and CSFB's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter so signed, whereupon this letter and CSFB's and Lehman Brothers' acceptance shall constitute a valid and legally binding agreement between us.

                                         Very truly yours,

                                         EDISON MISSION HOLDINGS CO.


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                         EME HOMER CITY GENERATION L.P.

                                         By: MISSION ENERGY WESTSIDE, INC., its
                                         General Partner


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


Accepted and agreed as of the date
first above written:

CREDIT SUISSE FIRST BOSTON
CORPORATION


By:
   ------------------------------------
         Authorized Representative



LEHMAN BROTHERS INC.


By:
   ------------------------------------
          Authorized Representative